Exhibit 10.7(b)

WAIVER AND CONSENT

THIS WAIVER AND CONSENT is entered into this 11th day of October, 2007, by and among Wolverine Asset Management LLC (“WAM”), on its own behalf and on behalf of its affiliates, Wolverine Convertible Arbitrage Fund Trading Ltd. and GPC LX LLC (collectively, “Wolverine”) and Star Energy Corporation (“Star”).

WHEREAS, Wolverine has entered into that certain Securities Purchase Agreement dated as of February 9, 2007 (the “Purchase Agreement”), by and among Star Energy Corporation (“Star”) and certain purchasers referenced therein (each, a “Purchaser”, collectively, the “Purchasers”), such Purchasers being WAM and Enable Capital Management (each of Star, Wolverine and Enable Capital Management may hereafter be referred to as a “Party”, collectively, the “Parties”);

WHEREAS, pursuant to the Purchase Agreement, the Parties entered into certain related documents, instruments, agreements and notes dated as of February 9, 2007, among them a Registration Rights Agreement, a Security Agreement, a Subsidiary Guarantee, and an 8% Secured Convertible Debenture (the “Debenture”) issued by Star to each of Wolverine and Enable (collectively, the “Convertible Debt Documents”);

WHEREAS, pursuant to the terms of the Registration Rights Agreement, Star was required to file a Registration Statement (as defined in the Registration Rights Agreement) by the earlier of April 15, 2007, or fifteen (15) calendar days following the date upon which Star filed its Form 10-KSB for the year ended December 31, 2006 (the “Filing Date”);

WHEREAS, such Registration Statement not having been filed, an Event (as defined in Section 2(b)(i) of the Registration Rights Agreement) was triggered, which Event entitled each Purchaser to a penalty payment in the amount of 1.5% of the principal amount to which such Purchaser is entitled until registration becomes effective;

WHEREAS, Section 4(1) of the Security Agreement and 7(b) of the Debenture prohibit Star from encumbering any Collateral (as defined in the Security Agreement), including but not limited to, by imposition of transfer restrictions over any such Collateral, without the prior written consent of a Majority in Interest (as defined in the Security Agreement) of the Purchasers;

WHEREAS, any equity interest acquired by Star February 9, 2007, including but not limited to, any equity interests owned by Star in Bukovyna Oil and Gas Company, LLC (“Bukovyna LLC”), fall within the definition of Collateral for purposes of the Convertible Debt Documents; and

WHEREAS, in order to consummate the acquisition of development rights over certain oil and gas fields situated in the Bukovyna region of Ukraine, Star is proposing to enter into a Loan Agreement by and among Star, Cosmonite Limited, and IFS International LLC (the “Loan Transaction”) pursuant to which Star would be precluded from treating any equity interests it owns in Bukovyna LLC as Collateral under the Convertible Debt Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

1. Wolverine consents to the following:

(a) the exclusions of any current interests that Star owns in Bukovyna LLC from the definition of Collateral for purposes of the Convertible Debt Documents as at the closing of the Loan Transaction;

(b) the waiver by Wolverine of any rights it may have to the adjustment of the Conversion Price pursuant to Section 5(b) of the Debenture as a result of certain terms of the Loan Transaction;

(c) the waiver by Wolverine of its rights to the penalty payment referenced in the fourth recital hereto calculated at a rate of 1.5% of the principal amount to which Wolverine is entitled until registration and the substitution for such penalty payment of a penalty payment in the amount of 1% such principal amount per month for the period beginning on the Filing Date and ending on the date hereof, such amount having been calculated in accordance with Exhibit A hereto; and

(d) the waiver by Wolverine of any future late registration penalty payments that would otherwise apply, subject to Star’s undertaking to file the Registration Statement no later than six (6) calendar months from the date hereof using its reasonable best efforts (the “Drop Dead Date”); provided, however, the penalty provisions referenced in the fourth recital hereto shall be reinstated in the event of any failure to file the Registration Statement by the Drop Dead Date, subject to any such penalties being capped at 10% per annum based upon the principal amount due to Wolverine under the Debenture, calculated in the basis of a 360-day year consisting of twelve 30 calendar day periods, with the calculation of penalties payable on the outstanding principal balance commencing on the first day immediately following the drop Dead Date and continuing to accrue until the day upon which the Registration Statement has been filed.

2. Star represents and warrants that, as at the date hereof, Star is the legal and beneficial owner of 70% of the equity interests in Cosmonite Limited; provided, however, that Star’s equity interests in Cosmonite Limited could be reduced to 51% should IFS International LLC elect to increase its investment in Cosmonite Limited pursuant to the terms of the Loan Transaction.

3. Except as to matters set forth herein, the terms and conditions of all of the Convertible Debt Documents remain in full force and effect.

4. This Waiver and Consent is governed by the laws of the State of New York, notwithstanding its conflict of laws rules or any other principles that would trigger the application of any other law.

IN WITNESS WHEREOF, each of Wolverine and Star has caused this Waiver and Consent to be duly executed on the day and year first written above.

WOLVERINE ASSET MANAGEMENT LLC

on its own behalf and as Managing Member and Investment Manager of Wolverine Convertible Arbitrage Fund Trading Ltd. and GPC LX LLC

By:
Name:	Andrew Sujdak
Title:	Managing Director

STAR ENERGY CORPORATION

By:
Name:	Michael Kravchenko
Title:	Chief Financial Officer